DENTSPLY SIRONA INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2019)

DENTSPLY SIRONA INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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DENTSPLY SIRONA INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I
INTRODUCTION

1.1 Name. The name of this Plan is the DENTSPLY SIRONA Inc. Supplemental Executive Retirement Plan (the "Plan").

1.2 Effective Date. The effective date of this amendment and restatement of the Plan is January 1, 2019. This amendment and restatement incorporates all prior amendments to the Plan and incorporates certain other changes to the Plan that are effective January 1, 2019. This amendment and restatement of the Plan does not have any effect on any amounts that were fully vested under the Plan as of December 31, 2004.

1.3 Purpose. This Plan is maintained by DENTSPLY SIRONA Inc. (f/k/a DENTSPLY International Inc.) ("Dentsply Sirona") for the purposes of providing additional retirement benefits for a select group of management and/or highly compensated employees of the Company.
This Plan provides for the crediting by Dentsply Sirona of retirement funds to accounts established under this plan for Eligible Employees. All contributions under the Plan credited to Participants shall be in the form of unfunded recordkeeping entries that shall be credited with earnings as specified in the Plan.

ARTICLE II
DEFINITIONS
Capitalized terms which are not defined herein shall have the same meaning as ascribed to them in the DENTSPLY SIRONA Inc. 401(k) Savings Plan and Employee Stock Ownership Plan (the "Retirement Plan"). Whenever the following initially capitalized words and phrases are used in this Plan, they have the meanings specified below unless the context clearly indicated to the contrary:

2.1 "Administrator" shall be the individual or individuals appointed by the Committee to assist in administration of this Plan.

2.2 "Affiliates" shall mean any organization which is controlled by or under common control with Dentsply Sirona.

2.3 "Beneficiary" shall mean such person or legal entity as may be designated by a Participant under Section 5.3 to receive benefits hereunder after such Participant's death.

2.4 "Board" shall mean the Board of Directors of Dentsply Sirona, as constituted from time to time.

2.5 "Change in Control" shall mean the occurrence, at any time during the term of the Plan, of any of the following events:
(a) The acquisition by any individual, entity or group (within the meaning of Section 12(d)(3) of the Exchange Act) (a "Person") (other than Dentsply Sirona or any benefit plan sponsored by Dentsply Sirona) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), within a consecutive twelve (12) month period, of 30% or more of either (i) the then outstanding shares of the Common Stock (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of Dentsply Sirona entitled to vote generally in the election of directors (the "Voting Securities"); or
(b) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least one-half (1/2) of the Board (rounded down to the nearest whole number) within a consecutive twelve (12) month period, provided that any individual whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Dentsply Sirona (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act); or
(c) Consummation by Dentsply Sirona of a reorganization, merger, or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and voting securities immediately prior to such Business Combination, do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the outstanding common stock and voting securities, as the case may be; or

(d) Consummation of a complete liquidation or dissolution of Dentsply Sirona, or sale or other disposition of all or substantially all of the assets of Dentsply Sirona other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly, or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and voting securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the outstanding common stock and voting securities, as the case may be, immediately prior to such sale or disposition.

2.6 "Committee" shall mean the Human Resources Committee of the Board.

2.7 "Company" shall mean Dentsply Sirona and any of its Affiliates.

2.8 "Compensation" shall mean a Participant's base salary plus any incentive awards and bonuses payable for a Plan Year but not including any income from or pertaining to stock options.

2.9 "Credited Service" shall have the same meaning as defined in the Retirement Plan; however, Credited Service prior to January 1, 1992 shall be ignored for purposes of this Plan.

2.10 "Dentsply Sirona Contribution Account" shall mean the recordkeeping account established by the Administrator for each Participant to which the Dentsply Sirona contribution on each Participant's behalf shall be allocated.

2.11 "Disability" shall mean, except as may otherwise be required by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 409A"), that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving (and has received for at least three (3) months) income replacement benefits under any Company-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

2.12 "Eligible Employee" shall mean any U.S. employee who (i) is an executive officer of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, (ii) is a corporate vice president and has a global pay grade of 60 or above, or (iii) has a global pay grade of 61 or above.

2.13 "Participant" shall mean an individual on whose behalf Dentsply Sirona contributions have been credited under this Plan.

2.14 "Plan Year" shall mean the calendar year.

2.15 "Plan" shall mean DENTSPLY SIRONA Inc. Supplemental Executive Retirement Plan.

2.16 "Separation from Service" shall have the meaning set forth in Treasury Regulations Section 1.409A-2(a)(8). For purposes of this definition, a Participant shall be deemed to have a Separation from Service on the date on which he and the Company reasonably anticipate that no further services would be performed after such date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of employment if less than thirty-six (36) months). Notwithstanding the above, no Separation from Service shall be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence until the latest of (i) six (6) months after commencement of the leave, other than for a Disability, (ii) twenty-nine (29) months after commencement of leave as the result of a Disability, or (iii) the date on which the Participant ceases to have a legally protected right to reemployment under the applicable statute or by contract.

ARTICLE III
PARTICIPATION BY ELIGIBLE EMPLOYEES
3.1 Participation. Participation in this Plan is limited to Eligible Employees and participation in the Plan will commence as soon as administratively practicable following an employee becoming an Eligible Employee. Employees who were previously eligible to participate in this Plan may continue to maintain account balances under this Plan. A Participant who separates from service with the Company will cease participation hereunder.

3.2 Ineligible Employee. The Plan is intended to be an unfunded ''top-hat" plan, maintained primarily for the purpose of providing retirement benefits for a select group of management or highly compensated employees. If a Participant ceases to be an Eligible Employee, the Participant's account balance shall continue to be deferred until the earliest occurrence of an event specified in Section 5, and no further contributions shall be made on such Participant's behalf until and unless he resumes his or her status as an Eligible Employee.

ARTICLE IV
DENTSPLY SIRONA CONTRIBUTIONS

4.1 Annual Dentsply Sirona Contributions. The following contributions shall be made to the Dentsply Sirona Contribution Account for each Participant for each Plan Year:
(i) A contribution equal to the percentage allocated under the Retirement Plan for the same Plan Year. For purposes of the allocation under this Section 4.1(i) only Compensation in excess of the limitations on Compensation imposed by Internal Revenue Code 401(a)(17) for a Plan Year shall be taken into account.
(ii) A contribution equal to 11.7% of Compensation. For purposes of the allocation under this Section 4.1(ii), total Compensation shall be taken into account. The contribution provided by this Section 4.1(ii) shall be reduced by the contribution provided by the sum of Section 4.1(i) above, plus the contribution allocated to the Participant under the Retirement Plan for the Plan Year.

4.2 Vesting of Dentsply Sirona Contributions. A Participant as of January 1, 1999 became 100% vested in his or her Dentsply Sirona Contribution Account upon the completion of three years of Credited Service. A Participant who first becomes a Participant after January 1, 1999 shall be 100% vested in his or her Dentsply Sirona Contribution Account following the Participant's completion of seven years of Credited Service. A Participant who terminates employment prior to completing seven years of Credited Service shall be partially vested in his or her Dentsply Sirona Contribution Account, in accordance with the following schedule:

Total Credited Service	Vested Percentage
Less than 3 years	0%
3 years	20%
4 years	40%
5 years	60%
6 years	80%
7 years	100%

Notwithstanding the above, a Participant shall become 100% vested upon Disability, Change in Control or death while actively employed.

4.3 Foreign Participants. In calculating the contribution for foreign Participants, any contribution shall be reduced by the value of pension benefits or allocations made for such Participant by the Company under other pension or retirement plans or benefit programs.

4.4 Forfeiture of Benefits. Notwithstanding anything herein contained to the contrary, no payment of any retirement benefits hereunder shall be made and all rights under this Plan shall be forfeited if the Committee unanimously determines that any of the following events occur:
aThe Participant is terminated for gross or willful misconduct or becomes employed with a competitor within two years of termination of employment.
bThe Participant has committed or participated in an act of fraud or dishonesty against Dentsply Sirona; or
cThe Participant has willfully and intentionally engaged in any activity or conduct which is adverse to the best interests of Dentsply Sirona and could result in a material loss to Dentsply Sirona or its business.

ARTICLE V
DISTRIBUTIONS

5.1 Distribution Date. Effective for distributions of amounts contributed on or after January 1, 2019, distribution of a Participant's vested Dentsply Sirona Contribution Account, subject to the elections provided for in Section 5.2, shall be made, or shall commence, following the Participant's termination of employment for any reason; provided, however, that no payment shall be permitted unless such termination qualifies as a Separation from Service; and, provided further, however, that, notwithstanding anything in the Plan or election by the Participant to the contrary, any amounts that become payable upon such Participant's termination from employment shall be held for delayed payment and shall be distributed within thirty (30) days from the date which is six (6) months after the date of such Participant's termination of employment (and shall be adjusted for earnings or losses in accordance with Section 6.2 pending payment).

5.2 Method of Payment.
dDistributions under this Plan of an account which is based on the interest election under Section 6.2 shall be paid in cash. A distribution of a Participant's vested account balance invested in Dentsply Sirona Common Stock shall be paid in shares of such Common Stock (and fractional shares paid in cash).

eThe Participant may make an irrevocable election to have his or her benefit distributed in annual installments for a period of up to five (5) years from the date of the first distribution, which shall be a date designated in the election form no later than one (1) year from the date of termination of employment. This irrevocable election shall be made by submitting a completed Election of Payment Form to the Administrator (either in writing or electronically) as soon as practicable upon the Eligible Employee becoming a Participant, but, in any event, no later than thirty (30) days after the Eligible Employee first becomes a Participant. In the absence of a timely election, the Participant shall be deemed to have elected to receive his or her distribution in a single lump-sum payment at termination of employment. Notwithstanding the foregoing, a Participant's Election of Payment Form most recently filed on or before December 31, 2008 with respect to his or her Dentsply Sirona Contribution Account and not revoked or modified on or before such date shall be deemed effective with respect thereto and shall be irrevocable after December 31, 2008.

5.3 Distributions on Death. In the event of a Participant's death before his or her Dentsply Sirona Contribution Account has been distributed, distribution shall be made to the Beneficiary selected by the Participant within thirty (30) days after the date of death (or, if later, after the proper Beneficiary has been identified). A Participant may from time to time change his or her designated Beneficiary without the consent of such Beneficiary by filing a new designation (either in writing or electronically) with the Administrator. If no Beneficiary designation is in effect at the time of the Participant's death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant's surviving spouse, or if none, to his or her surviving children per stirpes, and if none, to his or her estate.

5.4 Distribution on Change in Control. In the event of a Change in Control as defined in this Plan, each Participant shall receive the value of his or her Dentsply Sirona Contribution Account in a single lump-sum payment no later than sixty (60) days after the effective date of such Change in Control.

5.5 Valuation of Distributions. All distributions under this Plan shall be based upon the amount credited to a Participant's Dentsply Sirona Contribution Account as of the date of the distribution. The amount of installments payable to a Participant electing distribution through installments shall be determined by dividing the amount credited to the

Participant's vested Dentsply Sirona Contribution Account by the remaining number of installments, including the current installment, to be paid. It is understood that administrative requirements may lead to a delay between such valuation date and the date of distribution, not to exceed thirty (30) days.

ARTICLE VI
ACCOUNTS

6.1  Dentsply Sirona Contribution Account. The Administrator shall establish and maintain, or cause to be established and maintained, a separate Dentsply Sirona Contribution Account for each Participant. Each Participant's account shall be credited with earnings, for recordkeeping purposes only, as provided in Section 6.2. A Participant's Dentsply Sirona Contribution Account shall be maintained solely for the purposes of measuring the amounts to be paid under the Plan. The Company shall not be required to fund or secure the Account in any way. The Company's obligation to Participants hereunder is purely contractual.

6.2 Crediting of Earnings and Statement of Account.
fThe Participant's Dentsply Sirona Contribution Account shall be credited with Company contribution credits and earnings annually or, as applicable, upon a distribution. The amount of earnings to be credited each year shall be based on the investment selected by the Participant. The Participant may choose from the following investments with respect to contributions credited for each Plan Year: (i) Dentsply Sirona Common Stock (any dividends will be reinvested in the Participant's Dentsply Sirona Contribution Account), or (ii) U.S. Government 30-year Treasury bonds as quoted in The Wall Street Journal or any Government bond that replaces the 30-year bond and that has the longest duration up to 30 years (average yield for the month of January used for each Plan year). Each election must be 100% in either stock or interest. Once an election is made to invest in the Dentsply Sirona common stock, that election with respect to such stock will be tracked on the basis of the number of shares allocated to such account and cannot be changed. With respect to future allocations, an election may be made to select the interest investment.

gIn order to make a new election, the Participant must submit an Investment Election Form to the Administrator (either in writing or electronically) no later than 30 days prior to the beginning of each Plan Year specifying the investment election for the following Plan Year, otherwise if no timely submission of an investment election is made, the immediately preceding election shall be followed. In the absence of a prior election form, the Participant's account shall be deemed to be invested in Dentsply Sirona Common Stock. Investment exchanges of a Participant's existing Dentsply Sirona Contribution Account shall not be permitted.
hEarnings will be credited for whole years only, except of the year of distribution for which earnings will be credited up to the date of distribution. As soon as practicable after the end of each Plan Year (and at such additional times as the Administrator may determine), the Administrator shall furnish each Participant with a statement of the balance credited to the Participant's Dentsply Sirona Contribution Account. Upon a Change in Control, as defined in 2.5, the method of crediting earnings may not be modified or amended.
iThe determination of the Dentsply Sirona common stock share price for purposes of annual allocations shall be made as of December 31 for allocations to be made for the following year. For accounts which are based on investment in Dentsply Sirona stock, dividends for a year shall be allocated in the form of Dentsply Sirona stock and shall be based on the beginning of the year balance of shares in the account and the dividends paid during the year for such shares. Effective January 1, 2018, dividend allocations shall be made as of the dividend payment date.

ARTICLE VII
FUNDING AND PARTICIPANT'S INTEREST

7.1 Plan Unfunded. This Plan shall be unfunded and, except as provided below, no trust shall be created by or for the Plan. The crediting to each Participant's Dentsply Sirona Contribution Account, as the case may be, shall be made through recordkeeping entries. No actual funds shall be set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which benefits due under this Plan may be paid in certain instances. The Company shall pay all distributions from its general assets and a Participant (or his or her Beneficiary) shall have rights of a general, unsecured creditor against the Company for any distributions due hereunder. The Plan constitutes a mere promise by the Company to make benefit payments in the future.
7.2 Participant's Interest in Plan. A Participant has an interest only in the cash value of the amount credited to his or her account. A Participant has no rights or interests in any specific funds, Dentsply Sirona common stock or other securities.

ARTICLE VIII
ADMINISTRATION AND INTERPRETATION

8.1 Administration. The Committee shall be in charge of the overall operation and administration of the Plan. The Committee has, to the extent appropriate and in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan; to make any and all determinations, including factual determinations, to adopt, alter, and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advise with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

8.2 Interpretation. The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company's purposes in adopting the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Committee arising out of or in connection with the Plan shall be within the absolute discretion of each of them, and shall be final, binding, and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors, and assigns. The Committee's determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.

8.3 Records and Reports. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under this plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available.

8.4 Payment of Expenses.
jClaims: The Company shall bear all expenses incurred by the Committee or the Administrator in administrating the Plan. If a claim or dispute arises concerning the Committee or the rights of a Participant or Beneficiary to amounts contributed under this Plan, regardless of the party by whom such claim or dispute is initiated, each party shall bear their own costs and expenses in asserting or defending against such claim, except that, if a Participant is the prevailing party in such matter, the Company shall, upon presentation of appropriate vouchers, pay all costs and expenses of the participant, including reasonable attorney's fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the "Participant's Claimant"), in connection with the bringing, prosecuting, defending, litigating, negotiating, or setting of such claim or dispute.
kIn the case of any claim or dispute initiated by a Participant or the Participant's Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Administrator within two (2) years (three (3) years in the event of a Change in Control) after the occurrences of the event giving rise to such claim or dispute.

8.5 Indemnification for Liability. The Company shall indemnify the Committee and the Administrator and the employees of the Company to whom the Administrator delegates duties under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

8.6 Claims Procedure. Claims for benefits shall be administered in accordance and compliance the claims procedure set forth in Appendix A.

8.7 Section 409A. Notwithstanding anything in the Plan to the contrary, all provisions of the Plan shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and, if necessary, any provision shall be null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1 Amendment and termination. The Committee shall have the right, at any time, to amend or terminate this Plan in whole or in part or to discontinue contributions, provided that such amendment or termination shall not adversely affect any Participant or Beneficiary under the Plan on the basis of amounts previously allocated to the Participant's Dentsply Sirona Contribution Account. If the Plan is discontinued with respect to future contributions, Participants' vested Dentsply Sirona Contribution Accounts shall be distributed in accordance with the provisions of Section 5.1, unless the Committee designates that distributions shall be made on an earlier date. If the Committee designates such earlier date, each Participant shall receive distribution of his or her vested Dentsply Sirona Contribution Account, as specified by the Committee. If the Plan is completely terminated by the Committee, each Participant shall receive distribution of his or her vested Dentsply Sirona Contribution Account in one lump sum payment of cash or in kind as of the date of the Plan termination, or in accordance with the Plan. Notwithstanding anything in this Section 9.1 to the contrary, any distribution pursuant to this Section 9.1 upon termination of this Plan other than at the time and in the form elected under Section 5 shall be made only if and to the extent such termination satisfies applicable requirements under Section 409A and the regulations thereunder.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1 Right of Company to Take Employment Actions. The adoption and maintenance of this Plan shall not be deemed to constitute an employment contract between the Company and any Eligible Employee, not to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Eligible Employee at any time, nor shall it be deemed to give to the Company the right to require the Eligible Employee to remain in its employ, nor shall it interfere with the Eligible Employee's right to terminate his or her employment at any time. Nothing in this Plan shall prevent the Company from amending, modifying, or terminating any other benefit plan.

10.2 Alienation or Assignment of Benefits. A Participant's rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant's rights to benefit payment under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of the Beneficiary. Notwithstanding the preceding, the Administrator may direct distributions in accordance with the Plan to an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended, prior to any distribution date described in Article V.

10.3 Right to Withhold. To the extent required by law in effect at the time of distribution is made from the Plan, the Company of its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.

10.4 Construction. All legal questions pertaining the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, to the extent such laws are not superseded by the Employee Retirement Income Security Act of 1974, as amended, or any other federal law.

10.5 Headings. The headings of the Articles and Sections of this Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

10.6 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

Appendix A

Claims Procedure

lFiling a Claim for Benefits Not Involving a Disability Determination. A Participant or Beneficiary or the authorized representative (the "Claimant") shall notify the Committee of a claim for benefits under the Plan. Such request shall be deemed filed when made in writing, addressed or hand-delivered to the Committee.

(1) Denial of Claim. Whenever a claim for benefits by any Claimant has been denied, the Committee shall provide the Claimant written or electronic notice within 90 days containing the following information:

(i) the specific reason or reasons for the denial;

(ii) specific reference to those Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

(2) Appeal. A Claimant whose claim for benefits is denied, in whole or in part, or who is otherwise adversely affected by any action of the Committee shall be entitled to request the Committee to give further consideration to his claim by filing with the Committee a written request for review. A Claimant who files a timely written request for review shall be entitled to:

isubmit written comments, documents, records, and other information relating to the claim for benefits;

iiupon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits; and
iiia review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Committee shall review the Claimant's appeal and shall render its decision within sixty (60) days after the receipt of the request for review, unless special circumstances require an extension of time for processing.

The Committee may extend the 60-day period where the nature of the claim involved or other attendant circumstance make such extension appropriate. In connection with any appeal, the Claimant or his duly authorized representative may review pertinent documents and submit written comments. The Committee's decision on review shall be in writing or in electronic format and shall include:

ithe specific reason or reasons for the adverse determination;
iireference to the specific Plan provisions on which the benefit determination is based;
iiia statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)), to the Claimant's claim for benefits; and
iva statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, and a statement of the Claimant's right to bring an action under section 502(a) of ERISA.
(b) Filing a Claim for Benefits Involving a Disability Determination. The Claimant shall notify the Committee of a claim for disability benefits under the Plan. Such request may be in any form adequate to give reasonable notice to the Committee, shall set forth the basis of such claim, and shall authorize the Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Claimant may be entitled under the Plan.

1Denial of Claim. Whenever a claim for disability benefits by any Claimant has been denied, the Committee shall provide the Claimant written or electronic notice, in a culturally and linguistically appropriate manner as required by DOL Regulation Section 2560.503-1(o), within 45 days containing the following:
ispecific reason or reasons for the denial;
iispecific reference to the Plan provisions upon which the denial is based;
iiia description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
iva discussion of the decision, including an explanation of the basis for disagreeing with or not following:
athe views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
bthe views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination without regard to whether the advice was relied upon in making the benefit determination; and
ca disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.
iif the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request;

iieither the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the initial adverse determination, or alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist;
iiia statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as the term is defined under DOL Regulation Section 2560.523-1(m)(8)) to the Claimant's claim for benefits; and
iva description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 45-day period. The initial period may be extended for up to 30 days. If prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the decision making period can be extended for up to an additional 30 days. The extension notice shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be given at least 45 days in which to respond.

1Appeal. A Claimant whose claim for benefits is denied in whole or in part, or who is otherwise adversely affected by any action of the Committee, shall have the right to request a review of the Committee's denial of claim within 180 days after he receives written notice of the action. A Claimant who files a timely written request for a hearing shall be entitled to:

isubmit written comments, documents, records, and other information relating to the claim for benefits;

iiupon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits;

iiia review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

iva review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan, who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

vthat, in deciding an appeal of any adverse benefit determination that is based, in whole or in part, on a medical judgment, including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

vithe identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination;

viithat for purposes of a healthcare professional consultation such professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual;

viiithat before the Plan can issue an adverse benefit determination on review on a disability benefit claim, the Committee will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date; and

ixprovide that, before the Plan can issue an adverse benefit determination on review on a disability benefit claim based on a new or additional rationale, the Committee will provide the Claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.
The Committee shall review the Claimant's appeal and notify the Claimant in writing of the final decision within 45 days of the Committee's receipt of the written request for review.

In connection with any appeal, the Claimant or his duly authorized representative may review pertinent documents and submit written comments. The Committee's decision shall be in writing or provided as an electronic notification, in a culturally and linguistically appropriate manner as required by DOL Regulation Section 2560.503-1(o) and shall include:

(i) the specific reason or reasons for the adverse determination;

(ii) reference to the specific Plan provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined under DOL Regulation Section 2560.503-1(m)(8)) to the Claimant's claim for benefits;

(iv) a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(a) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination without regard to whether the advice was relied upon in making the benefit determination; and

(c) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

(v) if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request;

(vi) either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied upon in making the initial adverse determination, or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist; and

(vii) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures, and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA. The statement of the Claimant's right to bring action under Section 502(a) of ERISA shall also describe any applicable contractual limitations period that applies to the Claimant's right to bring such action, including the calendar date on which the contractual limitations period expires for the claim.

A Claimant must follow the claims review procedures under the Plan and exhaust his administrative remedies before taking any further action with respect to a claim for benefits. If the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan's control; (d) in the context of an ongoing food-faith exchange of information; and (e) not reflective of a pattern or practice of non-compliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant's request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan's receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.